Columbia Financial, Inc. Announces Financial Results
for the First Quarter Ended March 31, 2020

Fair Lawn, New Jersey (April 29, 2020): Columbia Financial, Inc. (the “Company”) (NASDAQ: CLBK), the mid-tier holding company for Columbia Bank (the "Bank"), reported net income of $6.8 million, or $0.06 per basic and diluted share, for the quarter ended March 31, 2020, as compared to net income of $14.9 million, or $0.13 per basic and diluted share, for the quarter ended March 31, 2019. The decrease in earnings for the quarter ended March 31, 2020 was mainly the result of a higher provision for loan losses driven primarily by increases to macro-economic qualitative factors impacted by the ongoing COVID -19 pandemic. The increase in the provision for loan losses coupled with an increase in non-interest expense was partially offset by an increase in net interest income driven by an increase in interest on loans due to the growth in the Bank's loan portfolio. The Company elected to defer the adoption of the Current Expected Credit Loss ("CECL") methodology permitted by the recently enacted Coronavirus Aid, Relief and Economic Security Act ("CARES Act"). The Company will adopt CECL at the earlier of December 31, 2020 or when the national emergency has concluded.

Mr. Thomas J. Kemly, President and Chief Executive Officer commented: "We are operating in an extraordinary environment and are working tirelessly to ensure the safety and financial stability of our customers, employees, and communities. We have deployed a comprehensive support program, ensured our branches are open for servicing, and are leveraging digital capabilities to provide continuous service for our clients. We are actively working with our commercial and consumer borrowers to ease their cash flow concerns by providing short-term loan modifications and Paycheck Protection Program loans when possible. Additionally, the Bank has financed a 500 bed emergency field hospital located at the New Jersey Convention and Exposition Center in Edison and the Columbia Bank Foundation has pledged nearly $600,000 to non-profit organizations in need and medical facilities.”

Results of Operations for the Quarters Ended March 31, 2020 and March 31, 2019

Net income of $6.8 million was recorded for the quarter ended March 31, 2020, a decrease of $8.2 million, or 54.7%, compared to net income of $14.9 million for the quarter ended March 31, 2019. The decrease in net income was primarily attributable to a $9.1 million increase in provision for loan losses and an $8.9 million increase in non-interest expense, partially offset by an $8.3 million increase in net interest income.
Net interest income was $50.7 million for the quarter ended March 31, 2020, an increase of $8.3 million, or 19.6%, from $42.4 million for the quarter ended March 31, 2019. The increase in net interest income was primarily attributable to an $11.8 million increase in interest income which was partially offset by a $3.5 million increase in interest expense. The increase in interest income for the quarter ended March 31, 2020 was largely due to increases in the average balances on loans, securities and other interest-earning assets, which was the result of internal growth and the acquisition of Stewardship Financial Corporation in November 2019, partially offset by decreases in the average yields on these assets.

The average yield on loans for the quarter ended March 31, 2020 decreased 10 basis points to 4.15%, as compared to 4.25% for the quarter ended March 31, 2019, while the average yield on securities for the quarter ended March 31, 2020 decreased 21 basis points to 2.72%, as compared to 2.93% for the quarter ended March 31, 2019. The average yield on other interest-earning assets for the quarter ended March 31, 2020 decreased 156 basis points to 5.06%, as compared to 6.62% for the quarter ended March 31, 2019. Decreases in the average yields on these portfolios for the quarter ended March 31, 2020 were influenced by the lower interest rate environment.

Total interest expense was $24.0 million for the quarter ended March 31, 2020, an increase of $3.5 million, or 17.0%, from $20.5 million for the quarter ended March 31, 2019. The increase in interest expense was primarily attributable to increases in the average balances of all categories of interest-bearing deposits totaling $929.1 million, partially offset by a 3 basis point decrease in the average cost of interest-bearing deposits. The decrease in the cost of deposits was primarily driven by a lower interest rate environment. Interest on borrowings increased due to an increase of $247.6 million in the average balance of borrowings, which was partially offset by a 40 basis point decrease in the cost of these borrowings due to a lower interest rate environment.

The Company's net interest margin for the quarter ended March 31, 2020 decreased 5 basis points to 2.65%, when compared to 2.70% for the quarter ended March 31, 2019. The weighted average yield on interest-earning assets decreased 9 basis points to 3.91% for the quarter ended March 31, 2020 as compared to 4.00% for the quarter ended March 31, 2019. The average cost of interest-bearing liabilities decreased 11 basis points to 1.58% for the quarter ended March 31, 2020 as compared to 1.69% for the quarter ended March 31, 2019. The decrease in yields and costs for the quarter ended March 31, 2020 were largely driven by a lower market rate environment.
The provision for loan losses was $9.6 million for the quarter ended March 31, 2020, an increase of $9.1 million, from $436,000 for the quarter ended March 31, 2019. The increase was primarily attributable to consideration of the deterioration of economic conditions and loan performance due to the ongoing COVID-19 pandemic which resulted in increases to qualitative factors.
Non-interest expense was $38.5 million for the quarter ended March 31, 2020, an increase of $8.9 million, or 30.3%, from $29.6 million for the quarter ended March 31, 2019. The increase was primarily attributable to an increase in compensation and employee benefits expense of $4.9 million, an increase in merger-related expenses of $1.1 million, and an increase in other non-interest expense of $2.3 million. The increase in compensation and employee benefits expense was primarily attributable to an increase of $2.1 million in expense recorded in connection with grants made under the Company's 2019 Equity Incentive Plan and an increase in expense due to a larger number of employees in the 2020 period inclusive of Stewardship employees. Merger-related expenses include expenses related to the Company's acquisition of Stewardship Financial Corporation in November 2019 and Roselle Bank, which closed on April 1, 2020. The increase in other non-interest expense consists of $1.3 million recorded in connection with branch consolidation due to the Stewardship merger and $757,000 related to swap transactions.
Income tax expense was $2.3 million for the quarter ended March 31, 2020, a decrease of $1.3 million, as compared to $3.5 million for the quarter ended March 31, 2019. The Company's effective tax rate was 25.0% and 19.0% for the quarters ended March 31, 2020 and 2019, respectively, as the 2019 state income tax effective rate was lower due to various tax benefits.
Balance Sheet Summary

Total assets increased $136.4 million, or 1.7%, to $8.3 billion at March 31, 2020 from $8.2 billion at December 31, 2019. The increase in total assets was primarily attributable to increases in debt securities available for sale of $18.1 million, loans receivable, net, of $45.4 million, and other assets of $73.4 million.

Debt securities available for sale increased $18.1 million, or 1.6%, to $1.1 billion at March 31, 2020. The increase was attributable to purchases of $50.5 million in mortgage-backed securities, partially offset by maturities and calls of $1.7 million in U.S. agency obligations and municipal securities, repayments of $34.8 million in mortgage-backed securities, and sales of $20.8 million in mortgage-backed securities. The gross unrealized gain on debt securities available for sale increased by $24.8 million during the quarter ended March 31, 2020.
Loans receivable, net, increased $45.4 million, or 0.7%, to $6.2 billion at March 31, 2020 from $6.1 billion at December 31, 2019. The increase was mainly attributable to increases in multifamily and commercial real estate, construction and commercial business loans of $37.6 million, $18.0 million, and $12.9 million, respectively, partially offset by decreases in one-to-four family real estate loans and home equity loans and advances of $5.1 million and $8.4 million, respectively. The allowance for loan loss balance increased $9.5 million to $71.2 million at March 31, 2020 from $61.7 million at December 31, 2019, which was primarily attributable to consideration of the deterioration of economic conditions and loan performance due to the ongoing COVID-19 pandemic which resulted in increases to qualitative factors. The current allowance for loan losses was calculated utilizing the existing incurred loss methodology.
Other assets increased $73.4 million, or 50.4%, to $219.1 million at March 31, 2020 from $145.7 million at December 31, 2019. The increase in other assets consisted of a $21.2 million right-of-use asset recognized in connection with the adoption of Accounting Standards Update ("ASU") 2016-02-Leases, a $27.9 million increase in the collateral balance related to our swap agreement obligations, and a $15.8 million increase in interest rate swap fair value adjustments.
Total liabilities increased $157.7 million, or 2.2%, to $7.4 billion at March 31, 2020 from $7.2 billion at December 31, 2019. The increase was primarily attributable to an increase in total deposits of $126.6 million, or 2.2%, and an increase in accrued expenses and other liabilities of $60.0 million, or 50.9%, partially offset by a decrease in borrowings of $30.1 million, or 2.1%. The increase in total deposits was primarily driven by an increase in non-interest-bearing and interest-bearing demand deposits of $80.9 million and $29.7 million, respectively, which was related to borrowers drawing funds from their credit lines and depositing the funds into their business accounts. Money market accounts also increased $12.8 million during the quarter. The increase in accrued expenses and other liabilities consisted of a $22.4 million lease liability recognized in connection with the adoption of ASU 2016-02-Leases, and a $30.6 million increase in interest rate swap liabilities. The decrease in borrowings was primarily driven by maturing long-term borrowings of $56.1 million and a net decrease in short-term borrowings of $23.8 million, which more than offset the proceeds from new long-term borrowings of $50.0 million.

Total stockholders’ equity decreased $21.4 million, or 2.2%, to $961.1 million at March 31, 2020 from $982.5 million at December 31, 2019. The net decrease was primarily attributable to an increase in unrealized losses on swap transactions of $14.4 million, and the repurchase of approximately 2,557,000 shares of common stock for $40.4 million during the quarter under our stock repurchase program, partially offset by net income of $6.8 million, coupled with improved fair values on debt securities within our available for sale portfolio of $24.8 million.

Asset Quality
The Company's non-performing loans at March 31, 2020 totaled $10.7 million, or 0.17% of total gross loans, as compared to $6.7 million, or 0.08% of total gross loans, at December 31, 2019. The $4.0 million increase in non-performing loans was primarily attributable to increases of $1.4 million in one-to-four family real estate loans, $1.4 million in multifamily and commercial real estate loans and $1.2 million in commercial business loans. The increase in non-performing one-to-four family real estate loans was due to an increase in the number of loans from 10 non-performing loans at December 31, 2019 to 12 non-performing loans at March 31, 2020. The increase in multifamily and commercial real estate loans was due to an increase in the number of loans from 7 non-performing loans at December 31, 2019 to 11 non-performing loans at March 31, 2020. The increase in non-performing commercial business loans was primarily attributable to the addition of a $1.5 million commercial loan during the quarter. Non-performing assets as a percentage of total assets totaled 0.13% at March 31, 2020 as compared to 0.08% at December 31, 2019.
For the quarter ended March 31, 2020, net charge-offs totaled $78,000 as compared to $6,000 for the quarter ended March 31, 2019.
The Company's allowance for loan losses was $71.2 million, or 1.14% of total loans at March 31, 2020, compared to $61.7 million, or 1.00% of total loans, at December 31, 2019. The increase in the allowance for loan loss ratio is primarily attributable to an increase in qualitative factors resulting from the ongoing COVID-19 pandemic.
COVID-19
As of April 24, 2020, the Company had received approximately $900 million of commercial loan modification requests including multi-family, commercial, and construction real estate loans, and approximately $130 million of consumer related loan modification requests including one-to-four real estate loans and home equity loans and advances from our customers affected by the COVID-19 pandemic. These short-term loan modifications will be treated in accordance with Section 4013 of the CARES Act and will not be treated as troubled debt restructurings during the short-term modification period if the loan was not in arrears at December 31, 2019. Furthermore, these loans will continue to accrue interest and will not be tested for impairment during the short-term modification period. Commercial loan modification requests include various industries and property types.
The Company's commercial exposures to restaurant, caterers, hotels, and travel total approximately $80 million. Exposure to retail stores, shopping centers and other retail businesses totaled approximately $700 million. The weighted average loan to value ratio on mortgages collateralized by retail stores and shopping centers was approximately 59%. The Company has no direct exposure related to the oil industry or leveraged loans.
Between April 3, 2020 and April 16, 2020, the Company originated approximately 1,600 loans for $394.1 million under the Small Business Association's ("SBA") Paycheck Protection Program and expects to recognize approximately $12.8 million in fees which will be net against costs, deferred and amortized over the life of the loan. If any of these loans are sold to the SBA, the US Treasury o

r in a secondary market, any unamortized net fees will be included in the gain or loss on the sale of these loans. The Company plans on originating additional SBA Paycheck Protection Program loans under the recently signed stimulus bill.
Merger with RSB Bancorp

On April 1, 2020 the Company announced that Columbia Bank MHC, the Company and Columbia Bank completed their acquisition of RSB Bancorp, MHC, RSB Bancorp, Inc., and Roselle Bank. At the effective time of the merger, Roselle Bank was merged with and into Columbia Bank and depositors of Roselle Bank became depositors of Columbia Bank, with the same rights and privileges in Columbia Bank MHC as if their accounts had been established in Columbia Bank on the date established at Roselle Bank. In addition, as part of the transaction, the Company issued 4,759,048 shares of its common stock to Columbia Bank MHC.

Annual Meeting of Stockholders

The Company's annual meeting of stockholders will be a virtual meeting held on May 22, 2020.

About Columbia Financial, Inc.

The consolidated financial results include the accounts of Columbia Financial, Inc. its wholly-owned subsidiary Columbia Bank (the "Bank") and the Bank's wholly-owned subsidiaries. Columbia Financial, Inc. is a Delaware corporation organized as Columbia Bank's mid-tier stock holding company. Columbia Financial, Inc. is a majority-owned subsidiary of Columbia Bank, MHC. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey. The Bank offers traditional financial services to consumers and businesses in our market areas. We currently operate 62 full-services banking offices.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “projects,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates; competitive pressures from other financial institutions; the effects of general economic conditions on a national basis or in the local markets in which the Company operates, including changes that adversely affect a borrowers’ ability to service and repay the Company’s loans; the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions; changes in the value of securities in the Company’s portfolio; changes in loan default and charge-off rates; fluctuations in real estate values; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and securities; legislative changes and changes in government regulation; changes in accounting standards and practices; the risk that goodwill and intangibles recorded in the Company’s consolidated financial statements will become impaired; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits; risks related to the implementation of acquisitions, dispositions, and restructurings; the risk that the Company may not be successful in the implementation of its business strategy, including successfully consummating its acquisition of Roselle; and changes in assumptions used in making such forward-looking statements which are subject to numerous risks and uncertainties, including but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K as supplemented by its Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Columbia Financial, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.

Non-GAAP Financial Measures

Reported amounts are presented in accordance with U.S. generally accepted accounting principles ("GAAP"). This press release also contains certain supplemental non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. Specifically, the Company provides measures based on what it believes are its operating earnings on a consistent basis, and excludes material non-routine operating items which affect the GAAP reporting of results of operations. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods in question. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

The Company also provides measurements and ratios based on tangible stockholders' equity. These measures are commonly utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.

A reconciliation of GAAP to non-GAAP financial measures are included at the end of this press release. See "Reconciliation of GAAP to Non-GAAP Financial Measures".

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In thousands)

	March 31,	December 31,
	2020	2019
Assets	(Unaudited)
Cash and due from banks	$88,197	$75,420
Short-term investments	127	127
Total cash and cash equivalents	88,324	75,547

Debt securities available for sale, at fair value	1,116,417	1,098,336
Debt securities held to maturity, at amortized cost (fair value of $286,571, and $289,505 at March 31, 2020 and December 31, 2019, respectively)	273,152	285,756
Equity securities, at fair value	2,271	2,855
Federal Home Loan Bank stock	68,233	69,579

Loans receivable	6,252,505	6,197,566
Less: allowance for loan losses	71,200	61,709
Loans receivable, net	6,181,305	6,135,857

Accrued interest receivable	22,770	22,092
Office properties and equipment, net	72,385	72,967
Bank-owned life insurance	212,832	211,415
Goodwill and intangible assets	68,279	68,582
Other assets	219,083	145,708
Total assets	$8,325,051	$8,188,694

Liabilities and Stockholders' Equity
Liabilities:
Deposits	$5,772,418	$5,645,842
Borrowings	1,376,941	1,407,022
Advance payments by borrowers for taxes and insurance	36,768	35,507
Accrued expenses and other liabilities	177,798	117,806
Total liabilities	7,363,925	7,206,177

Stockholders' equity:
Total stockholders' equity	961,126	982,517
Total liabilities and stockholders' equity	$8,325,051	$8,188,694

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2020	2019
Interest income:	(Unaudited)
Loans receivable	$64,018	$52,260
Debt securities available for sale and equity securities	7,328	7,659
Debt securities held to maturity	2,065	1,907
Federal funds and interest-earning deposits	189	89
Federal Home Loan Bank stock dividends	1,090	972
Total interest income	74,690	62,887
Interest expense:
Deposits	16,832	13,679
Borrowings	7,156	6,824
Total interest expense	23,988	20,503

Net interest income	50,702	42,384

Provision for loan losses	9,568	436

Net interest income after provision for loan losses	41,134	41,948

Non-interest income:
Demand deposit account fees	1,299	959
Bank-owned life insurance	1,417	1,320
Title insurance fees	1,231	1,041
Loan fees and service charges	728	820
Gain on securities transactions	370	126
Change in fair value of equity securities	(584)	176
Gain on sale of loans	754	132
Other non-interest income	1,176	1,463
Total non-interest income	6,391	6,037

Non-interest expense:
Compensation and employee benefits	24,465	19,580
Occupancy	4,795	3,831
Federal deposit insurance premiums	110	425
Advertising	1,144	1,388
Professional fees	1,366	1,247
Data processing	765	638
Merger-related expenses	1,075	—
Other non-interest expense	4,788	2,450
Total non-interest expense	38,508	29,559

Income before income tax expense	9,017	18,426

Income tax expense	2,252	3,507

Net income	$6,765	$14,919

Earnings per share-basic and diluted	$0.06	$0.13
Weighted average shares outstanding-basic and diluted	108,438,173	111,536,577

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Three Months Ended March 31,
	2020			2019
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$6,198,459	$64,018	4.15%	$4,981,804	$52,260	4.25%
Securities	1,386,858	9,393	2.72%	1,323,750	9,566	2.93%
Other interest-earning assets	101,694	1,279	5.06%	64,956	1,061	6.62%
Total interest-earning assets	7,687,011	74,690	3.91%	6,370,510	62,887	4.00%
Non-interest-earning assets	564,182			369,318
Total assets	$8,251,193			$6,739,828

Interest-bearing liabilities:
Interest-bearing demand	$1,755,889	$4,671	1.07%	$1,318,954	$4,216	1.30%
Money market accounts	419,231	1,071	1.03%	258,334	441	0.69%
Savings and club deposits	543,618	215	0.16%	503,504	195	0.16%
Certificates of deposit	2,015,982	10,875	2.17%	1,724,854	8,827	2.08%
Total interest-bearing deposits	4,734,720	16,832	1.43%	3,805,646	13,679	1.46%
FHLB advances	1,366,265	6,889	2.03%	1,118,646	6,824	2.47%
Subordinated notes	17,132	169	3.97%	—	—	—%
Junior subordinated debentures	7,448	98	5.29%	—	—	—%
Total borrowings	1,390,845	7,156	2.07%	1,118,646	6,824	2.47%
Total interest-bearing liabilities	6,125,565	$23,988	1.58%	4,924,292	$20,503	1.69%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	959,942			718,537
Other non-interest-bearing liabilities	185,780			117,421
Total liabilities	7,271,287			5,760,250
Total stockholders' equity	979,906			979,578
Total liabilities and stockholders' equity	$8,251,193			$6,739,828

Net interest income		$50,702			$42,384
Interest rate spread			2.33%			2.31%
Net interest-earning assets	$1,561,446			$1,446,218
Net interest margin			2.65%			2.70%
Ratio of interest-earning assets to interest-bearing liabilities	125.49%			129.37%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Components of Net Interest Rate Spread and Margin

	Average Yields/Costs by Quarter
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Yield on interest-earning assets:
Loans	4.15%	4.14%	4.16%	4.14%	4.25%
Securities	2.72	2.73	2.79	2.89	2.93
Other interest-earning assets	5.06	4.87	6.10	6.19	6.62
Total interest-earning assets	3.91%	3.87%	3.89%	3.89%	4.00%

Cost of interest-bearing liabilities:
Total interest-bearing deposits	1.43%	1.48%	1.60%	1.56%	1.46%
Total borrowings	2.07	2.21	2.40	2.50	2.47
Total interest-earning liabilities	1.58%	1.64%	1.77%	1.76%	1.69%

Interest rate spread	2.33%	2.23%	2.12%	2.13%	2.31%
Net interest margin	2.65%	2.59%	2.52%	2.53%	2.70%

Ratio of interest-earning assets to interest-bearing liabilities	125.49%	127.34%	129.18%	129.63%	129.37%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Selected Financial Highlights

	For the Three Months Ended March 31,
	2020	2019
SELECTED FINANCIAL RATIOS (1):
Return on average assets	0.33%	0.90%
Core return on average assets	0.40%	0.89%
Return on average equity	2.78%	6.18%
Core return on average equity	3.35%	6.14%
Interest rate spread	2.33%	2.31%
Net interest margin	2.65%	2.70%
Non-interest expense to average assets	1.88%	1.78%
Efficiency ratio	67.45%	61.05%
Core efficiency ratio	63.93%	61.21%
Average interest-earning assets to average interest-bearing liabilities	125.49%	129.37%
Net charge-offs to average outstanding loans	0.01%	—%

(1) Ratios for the three months are annualized when appropriate.

CAPITAL RATIOS:
	March 31,	December 31,
	2020	2019
Company:
Total capital (to risk-weighted assets)	15.94%	17.25%
Tier 1 capital (to risk-weighted assets)	14.67%	16.05%
Common equity tier 1 capital (to risk-weighted assets)	14.56%	15.94%
Tier 1 capital (to adjusted total assets)	11.81%	12.92%

Bank:
Total capital (to risk-weighted assets)	14.38%	14.25%
Tier 1 capital (to risk-weighted assets)	13.19%	13.21%
Common equity tier 1 capital (to risk-weighted assets)	13.19%	13.21%
Tier 1 capital (to adjusted total assets)	9.79%	10.25%

ASSET QUALITY:
	March 31,	December 31,
	2020	2019
	(Dollars in thousands)
Non-accrual loans	$10,663	$6,687
90+ and still accruing	—	—
Non-performing loans	10,663	6,687
Real estate owned	—	—
Total non-performing assets	$10,663	$6,687

Non-performing loans to total gross loans	0.17%	0.11%
Non-performing assets to total assets	0.13%	0.08%
Allowance for loan losses	$71,200	$61,709
Allowance for loan losses to total non-performing loans	667.73%	922.82%
Allowance for loan losses to gross loans	1.14%	1.00%

LOAN DATA:
	March 31,	December 31,
	2020	2019
Real estate loans:	(In thousands)
One-to-four family	$2,071,941	$2,077,079
Multifamily and commercial	2,957,589	2,919,985
Construction	316,973	298,942
Commercial business loans	496,157	483,215
Consumer loans:
Home equity loans and advances	379,700	388,127
Other consumer loans	1,739	1,960
Total gross loans	6,224,099	6,169,308
Purchased credit-impaired ("PCI") loans	7,021	7,021
Net deferred loan costs, fees and purchased premiums and discounts	21,385	21,237
Allowance for loan losses	(71,200)	(61,709)
Loans receivable, net	$6,181,305	$6,135,857

Reconciliation of GAAP to Non-GAAP Financial Measures

Book and Tangible Book Value per Share
	March 31,	December 31,
	2020	2019

Total stockholders' equity	$961,126	$982,517
Less: goodwill	(60,763)	(60,763)
Less: core deposit intangible	(7,004)	(7,245)
Total tangible stockholders' equity	$893,359	$914,509

Shares outstanding	111,207,380	113,765,387

Book value per share	$8.64	$8.64
Tangible book value per share	$8.03	$8.04

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Reconciliation of Core Net Income
	Three Months Ended March 31,
	2020	2019
	(In thousands)

Net income	$6,765	$14,919
Less: gain on securities transactions, net of tax	(278)	(100)
Add: merger-related expenses, net of tax	818	—
Add: branch closure expenses, net of tax	878	—
Core net income	$8,183	$14,819

Return on Average Assets
	Three Months Ended March 31,
	2020	2019
	(Dollars in thousands)

Net income	$6,765	$14,919

Average assets	$8,251,193	$6,739,828

Return on average assets	0.33%	0.90%

Core net income	$8,183	$14,819

Core return on average assets	0.40%	0.89%

Return on Average Equity
	Three Months Ended March 31,
	2020	2019
	(Dollars in thousands)

Total average stockholders' equity	$979,906	$979,578
Less: gain on securities transactions, net of tax	(278)	(100)
Add: merger-related expenses, net of tax	818	—
Add: branch closure expenses, net of tax	878	—
Core average stockholders' equity	$981,324	$979,478

Return on average equity	2.78%	6.18%

Core return on core average equity	3.35%	6.14%

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Efficiency Ratios
	Three Months Ended March 31,
	2020	2019
	(Dollars in thousands)

Net interest income	$50,702	$42,384
Non-interest income	6,391	6,037
Total income	$57,093	$48,421

Non-interest expense	$38,508	$29,559

Efficiency ratio	67.45%	61.05%

Non-interest income	6,391	6,037
Less: gain on securities transactions	(370)	(126)
Core non-interest income	$6,021	$5,911

Non-interest expense	38,508	29,559
Less: merger-related expenses	(1,075)	—
Less: branch closure expenses	(1,170)	—
Core non-interest expense	$36,263	$29,559

Core efficiency ratio	63.93%	61.21%